Smith Barney Funds, Inc.
Results of a special shareholders meeting

On 11/15/05, a special meetings of shareholders was held to:
(1) elect directors and (2) approve a new management agreement. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the matter voted on at the special meeting of shareholders.


1. Election of Directors
			              Authority
  Name		      Votes for       Withheld	   Abstentions
--------------------------------------------------------------
Lee Abraham          82,346,086      1,105,415     187,676
Jane F Dasher        82,381,973      1,069,529     187,676
Donald R Foley       82,355,994      1,095,508     187,676
Richard E Hanson Jr  82,381,460      1,070,042     187,676
Paul Hardin          82,387,731      1,063,770     187,676
Roderick C Rasmussen 82,349,345      1,102,157     187,676
John P Toolan        82,362,817      1,088,684     187,676
R Jay Gerken         82,364,490      1,087,011     187,676


2. Approval of New Management Agreement

Item Voted      Votes       Votes     	              Broker
   on	         for        against     Abstentions  non-votes
--------------------------------------------------------------
new
management     14,963,172   266,414     447,920      451,217
agreement